Exhibit 10.8

ROMEO SYSTEMS, INC.
PRODUCT SUPPLY MASTER AGREEMENT

This ROMEO PRODUCT SUPPLY MASTER AGREEMENT (this “Agreement”) is entered into as of 8 September , 2020 by and between Romeo Systems, Inc., a Delaware corporation (“Romeo”) and Phoenix Cars LLC dba Phoenix Motorcars, a Delaware limited liability company (“Purchaser”), with reference to the following facts:

A.	Romeo has developed and manufactures the Orion line of battery products described in Exhibit B.

B.	Purchaser desires to purchase such products from Romeo, and Romeo desires to supply such products to Purchaser, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions. The following terms shall have the meanings indicated.

(a)	“Affiliate” of any individual or entity means a Person that controls, is controlled by or is under common control with such individual or entity.

(b)	“Failure Rate” means the percentage of Severity Level 1 and Severity Level 2 occurrences, as defined in the Service Level Agreement, as determined at the end of each calendar year, to be calculated by dividing the number of Products Units and Safety Tested Battery Units (if applicable) where a Severity Level 1 and/or Severity Level 2 event occurred, shipped by Romeo to Purchaser overall Product Units and Safety Tested Battery Units (if applicable) shipped to date that are still under warranty.

(c)	“Initial Term” has the meaning provided in Section 7.

(d)	“Lead Time” means sixteen (16) weeks from PO submission date.

(e)	“Minimum Volume Commitment” means, for each calendar year during the Initial Term, the number of Product Units ordered, shipped and accepted as specified as such in Exhibit B for such year, and for any Renewal Term, the number of Product Units ordered, shipped and accepted as determined pursuant to Section 7.

(f)	“Party” means a party to this Agreement.

(g)	“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental authority.

(h)	“PO” means a purchase order submitted by Purchaser to Romeo hereunder.

(i)	“Product” means, with respect to any PO accepted by Romeo pursuant to Section 2, any Product Unit, Prototype Unit or Safety Tested Battery Unit ordered pursuant to such PO.

(j)	“Product Unit” means one Orion v1 battery pack unit as defined in Exhibit B that had its design and performance validated through the successful conclusion of the Test Campaign.

(k)	“Prototype Unit” means one Orion v1 battery pack unit as defined in Exhibit B that has not had its design and performance validate through the Test Campaign. Prototype Units do not have any Warranty.

(l)	“Purchaser Authorized Product” means the vehicle, machine, device or other product that will be powered by the Product and into which the Product will be incorporated as specified in the applicable PO. All of Purchaser’s products that may be Purchaser Authorized Products are described in Exhibit C.

(m)	“Quality Standard” means a Failure Rate equal to or less than five percent (5%) in the applicable calendar year in the Initial Term.

(n)	“Renewal Term” has the meaning provided in Section 7.

(o)	“Safety Tested Battery Unit” means one Orion v1 battery pack unit as defined in Exhibit B that had its design and performance validated through the successful conclusion of the Functional and Safety Testing segment of the Test Campaign per Exhibit A (which shall be completed no later than November 20, 2020). A Safety Tested Battery Unit becomes a Product Unit upon completion of the Performance & Reliability segment of the Test Campaign.

(p)	“Service Level Agreement” means the signed Service Level Agreement between Romeo and Purchaser for the Product Units.

(q)	“Test Campaign” means the testing and validation plan to validate Product performance described in Exhibit A which is expected to last sixteen (16) weeks per the Project Plan in Exhibit F.

(r)	“Term” means the Initial Term and any Renewal Term.

(s)	“Warranty” means the meaning provided in Exhibit D (Product Warranty) and Section 8(a).

2.	Purchase Orders.

(a)	POs. From time to time Purchaser shall order Products by issuing POs to Romeo in written form via email to Account Receivables (ar@romeopower.com) and Program Management (pm@romeopower.com) or other means of which Romeo notifies Purchaser in writing, all in accordance with the terms and conditions of this Agreement. The terms and conditions of every PO may be reviewed by Romeo for conformance to this Agreement (e.g. Product specifications, pricing, due dates within lead time, etc.). Within three (3) business days after Purchaser submits any PO, Romeo shall accept or reject such PO by written notice to Purchaser via email (to the contact email address stated on the PO) or other means of communication of which Romeo notifies Purchaser in writing. For the avoidance of doubt, any PO that is rejected by Romeo due to non-conforming PO terms shall be corrected by Purchaser and resubmitted with accurate terms. Any PO that is not expressly accepted or rejected by written notice during such three (3) business day period shall be deemed to have been rejected. Neither Party shall have any obligation under or with respect to any PO that is not accepted by Romeo, and Romeo may accept or reject POs in the exercise of its sole discretion. The quantities specified on POs rejected by Romeo without an opportunity for Purchaser to rectify the PO will count towards the Minimum Volume Commitment. Accepted POs shall be binding on the Parties (and may not be cancelled or changed by either Party without the written consent of the other Party). Romeo shall not be deemed to violate any obligation hereunder (including, without limitation, under any PO) if it delivers any Products after the delivery date specified in the applicable PO, provided that Romeo provides Purchaser with prompt written notice of such delayed delivery date and uses commercially reasonable efforts to ship such Products as close to such scheduled delivery date as is reasonably practicable. A PO Project Plan for the Prototype Units is attached as Exhibit F.

(b)	POs for Safety Tested Battery Units. Purchaser has agreed to the Test Campaign. Purchaser may order Safety Tested Battery Units for delivery while the Performance & Reliability segment of the Test Campaign is in progress.

(c)	Form of PO. Each PO submitted by Purchaser shall (i) identify the Product (by product number or other means specified by Romeo), (ii) the quantity ordered, (iii) the requested shipment date (which shall be at sixteen (16) weeks from PO submission date), (iv) the ship to address, (v) the price of each unit of Product and total amount due for the applicable order, and (vi) for each Product, the applicable Purchaser Authorized Product. No PO shall include any terms other than those referenced in this Section 2 and, if any PO does include any other terms, such terms shall be of no force or effect whatsoever.

(d)	Manufacture and Supply. During the Term, Romeo shall manufacture and supply to Purchaser the Products that are ordered by Purchaser pursuant to POs accepted by Romeo, and Purchaser shall purchase such Products, in each case subject to the terms and conditions of this Agreement.

(e)	Incoterms and Delivery. All deliveries shall be Ex Works Romeo’s facility, except to the extent otherwise specified in the applicable PO. The ship-to address for any Product purchased hereunder shall be in North America.

3.	Review and Acceptance. Purchaser shall promptly review any shipment received from Romeo and shall notify Romeo promptly (and in any event within ten (10) business days of receipt of the shipment) of any failure of such shipment materially to conform to the applicable PO or to Product Units, Prototype Units or Safety Tested Battery Units in accordance with Exhibit B (the “Specifications”). Unless Purchaser timely provides notice of such a failure with respect to any delivery, such delivery shall be conclusively presumed to be accepted. If any shipment does fail to conform to the applicable PO or Specifications and Purchaser timely so notifies Romeo, Romeo shall make commercially reasonable efforts to cure such failure within ten (10) business days (which cure may include a correction of any error in the Specifications). For avoidance of doubt, Purchaser shall accept any order delivered hereunder that materially conforms to the applicable PO and Specifications.

4.	Prices and Payment.

(a)	Price. The price at which Purchaser may purchase each Product hereunder shall be the amount specified in Exhibit B attached hereto.

(b)	Periodic Cost Review. In April and September of each year during the Term, Romeo and Purchaser shall jointly review the Romeo bill of materials for the Product Units (the “BOM”) to determine if the BOM has decreased since the prior review. The BOM costs to be reviewed will include, without limitation, battery cells, pack enclosure, electrical components, plastic components, cold plate, and printed circuit board assemblies. The BOM costs to be reviewed will be supported by invoices and other relevant documentation from Romeo’s BOM vendors, though vendor names and other confidential information may be redacted. If, as determined in any such review, the BOM has decreased over the one (1) year period ending on the date of such review by at least 1%, Romeo will reduce the Product Unit price to Purchaser by .3% for every 1% reduction in BOM costs.

(c)	Shortfall Payment. If Purchaser orders fewer Product Units than ninety percent (90%) of the applicable Minimum Volume Commitment during any calendar year of this Agreement, Romeo may invoice Purchaser in an amount equal to the product obtained by multiplying (i) the amount by which ninety percent (90%) of such Minimum Volume Commitment exceeds number of Product Units that Purchaser ordered during such calendar year by (ii) five thousand dollars ($5,000). Purchaser will pay any invoice submitted pursuant to this Section 4(c) within thirty (30) days of the date thereof. For avoidance of doubt, a Product Unit will be deemed to be ordered by Purchaser for purposes of this Section 4(c) if (i) it is accepted by Romeo pursuant to Sections 2 (Purchase Orders) and 3 (Review and Acceptance) above; (ii) it was ordered by Purchaser but rejected by Romeo without an opportunity for Purchaser to rectify the PO; or (iii) it conforms in all respects to the lead time, pricing, specification, warranty and other terms of this Agreement. Any Shortfall Payment is contingent upon Satisfactory Completion of the Test Campaign and Romeo supplying Product Units materially in compliance with the Lead Time, Specifications and meeting the Quality Standard in the prior calendar year. For avoidance of doubt, Purchaser will not be liable for any Shortfall Payment until (1) Satisfactory Completion of the Test Campaign and (2) Romeo’s compliance with this Subsection 4(c).

(d)	Invoices. Purchaser will pay invoices submitted by Romeo for Products within thirty (30) days after the invoice date unless certain items require prepayment, which terms shall be agreed upon in advance in writing and on a case-by-case basis.

(e)	Late Fees and Discounts. Purchaser shall pay Romeo late fees accruing at the rate of one percent (1.0%) per month or the highest rate permitted under applicable law, whichever is lower, on any amounts that are not paid when due hereunder. Romeo will provide a discount to Purchaser for early payment of invoices at a rate of two percent (2%) per invoice paid within ten (10) days of invoice receipt.

(f)	Taxes. Purchaser shall pay any sales, use, excise or other tax, duty or assessment incurred in connection with the manufacture and delivery of Purchaser Authorized Products or the performance under this Agreement which are customary for product supply transactions, other than taxes based solely on Romeo’s net income.

5.	Compliance.

(a)	Purchaser Authorized Products. Subject to Satisfactory Completion, Romeo hereby grants Purchaser the nonexclusive right and license under the patents and other intellectual property rights held or controlled by Romeo to incorporate the Product into, and use the Product to power, only Purchaser Authorized Products. No right or license is granted to incorporate the Product into any other vehicle, machine, device or other product. Purchaser shall not incorporate any Product into, or use any Product to power, any vehicle, machine, device or other product other than the applicable Purchaser Authorized Product. Purchaser shall use reasonable efforts to ensure that no reseller or other Person that purchases or otherwise obtains any Product from Purchaser incorporates any Product into, or uses any Product to power, any vehicle, machine, device or other product other than the applicable Purchaser Authorized Product. For purposes of this Agreement reasonable efforts means delivering the installed Product to Purchaser’s customers and/or end users.

(b)	Compliance with Law. Purchaser shall ensure that its use, sale or other commercialization of Product shall comply in all respects with applicable law and regulation, including, without limitation, laws or regulations relating to the export of Products.

6.	Intellectual Property. As between Romeo and Purchaser, Romeo does and shall own all patents and other intellectual property rights in or relating to the Products. Purchaser does and shall own all patents and other intellectual property rights in any of its own vehicles, machines, devices or other products in which the Products are used.

7.	Term & Termination. The initial term of this Agreement shall commence upon the date hereof and shall continue through December 31, 2022 (the “Initial Term”). This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”) unless either party notifies the other in writing that this Agreement shall not renew at least one hundred eighty (180) days before the end of the Initial Term or the then current Renewal Term, as the case may be. The Minimum Volume Commitment and Price for any Renewal Term shall be reviewed in good faith by both Parties starting two hundred and seventy (270) days before the end of the Initial Term or the then current Renewal Term, as the case may be and agreed in writing prior to one hundred eighty (180) days before the end of the Initial Term or the then current Renewal Term, as the case may be. The rights, obligations and duties of the Parties shall survive any termination of this Agreement with respect to any PO submitted by Purchaser and accepted by Romeo during the Term. Further, Sections 4(c), 4(d), 4(e), 4(f), 5, 6, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive any termination of this Agreement and remain fully effective and enforceable thereafter. The Purchaser may terminate this Agreement for cause, in writing with a ninety (90) days written notice, if: (a) Romeo has failed to meet the Quality Standard to the provision of such termination notice; or (b) Romeo consistently fails to satisfy deliveries within the Lead Time; provided, however, (i) the written termination notice must describe in sufficient detail the reasons and events leading to the termination and steps proposed by Purchaser for avoiding termination; (ii) upon receiving such notice, Romeo will be given thirty (30) days to execute on commercially reasonable proposed steps to remedy any default leading to Purchaser’s termination notice; and (iii) Purchaser shall not terminate this Agreement if Romeo achieves the proposed steps within the thirty (30) days (or longer timeframe, if agreed by the Parties in writing) Purchaser may terminate this Agreement in the event of a Purchaser change of control with no less than one hundred twenty (120) days written notice to Romeo..

8.	Warranties.

(a)	By Romeo. Romeo shall provide Purchaser the warranty with respect to the Products set forth on Exhibit D, subject to all of the terms, conditions and restrictions set forth therein.

(b)	By Purchaser. Purchaser warrants that its use of all Products shall comply with all applicable laws and regulations and shall satisfy all of the conditions to the warranty provided in Exhibit D.

(c)	Disclaimer. Except as expressly provided in this Section 8 and Exhibit D, Romeo neither makes nor provides any additional warranty hereunder, and Purchaser’s use or other commercialization of any Product shall be at Purchaser’s sole risk. Without limiting the foregoing, Romeo expressly disclaims any implied warranties, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement

9.	Powered By Credit. Purchaser may, at Purchaser’s full discretion, credit Romeo as the manufacturer of the battery products used in Purchaser Authorized Products in accordance with Exhibit E. If Exhibit E is blank as of the date hereof, Romeo may at any time during the Term add a new Exhibit E with Purchaser’s consent.

10.	Indemnification.

(a)	General. Each Party (the “Indemnifying Party”) shall (i) defend the other Party, its Affiliates and their respective employees, officers, directors, representatives and agents (the “Indemnified Parties”) against any claim asserted or threatened by any third party that is based on any allegation of a fact, thing, circumstance or condition that would, if confirmed, constitute a breach by the Indemnifying Party of this Agreement or the gross negligence, willfulness or intentional misconduct of the Indemnifying Party or any Affiliate thereof (a “Claim”) and (ii) pay any settlement of or final judgment awarded for any Claim; provided in each case that the applicable Indemnified Parties promptly notify the Indemnifying Party in writing of the Claim, tender sole control of the defense and settlement thereof to the Indemnifying Party, and reasonably cooperate in such defense. Notwithstanding the foregoing, the Indemnifying Party shall not settle any Claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

(b)	Intellectual Property Infringement. Romeo shall (i) defend Purchaser, its Affiliates and their respective employees, officers, directors, representatives and agents (the “IP Indemnified Parties”) against any claim asserted or threatened by any third party that any Product infringes any United States patent or other Intellectual Property Right arising under the laws of the United States (an “IP Claim”) and (ii) pay any settlement of or final judgment awarded for any IP Claim; provided in each case that the applicable IP Indemnified Parties promptly notify Romeo in writing of the IP Claim, tender sole control of the defense and settlement thereof to Romeo, and reasonably cooperate in such defense. Notwithstanding any other provision hereof, Romeo may cancel any PO for any Products that are subject to any IP Claim. Further, Purchaser shall reasonably cooperate with Romeo’s efforts to address, settle or mitigate the damages, potential damages or other actual or potential liability associated with any IP Claim, including, without limitation, by making or allowing Romeo to make, at Romeo’s expense, any changes to any Products subject to such Claim or to the use thereof, or by accepting any restrictions regarding the use or other commercialization of any such Products, as reasonably requested by Romeo. Notwithstanding the provisions of Section 10(b), Romeo assumes no liability for any IP Claim arising out of or resulting from: (1) Purchasers combination or use of the Products with hardware, software, systems, technology, products, services, intellectual property, data, or materials not provided or approved by Romeo, if such IP Claim could have been avoided by the non-combined or independent use of the Product; (2) modification of the Product by anyone other than Romeo, if such IP Claim would have been avoided by use of the unmodified Product; (3) Romeo’s modification of the Product at Purchaser’s sole direction, if such IP Claim would have been avoided by use of the unmodified Product; or (4) Purchaser’s use of the Product in a manner unauthorized by Romeo or inconsistent with this Agreement.

(c)	Personal Injury or Property Damage: At any time during the term of this Agreement and thereafter, Romeo shall indemnify and hold Purchaser, its parent, subsidiaries and affiliates, and their respective officers and directors harmless from and against any and all Claims arising out of personal injury (including death) or property damage alleged to have been solely caused by a defect in design, materials or workmanship of a Product. However, Romeo shall have no liability to Purchaser with respect to damages caused solely by Purchaser’s integration of the Product into Purchaser Authorized Products.

11.	Safety Risks; Recalls. In the event that an unacceptable risk to property or human safety from the use of any Product is identified or brought to the attention of either Party (each a “Risk Event”), such Party shall promptly inform the other Party in writing. Romeo may take necessary or appropriate measures, as determined by Romeo in its sole discretion, to address any Risk Event, including, without limitation, recall of Product that is identified as presenting an unacceptable risk to property or human safety. Furthermore, Romeo may, in its sole discretion, notify competent authorities, agencies, and other notified bodies (“Agencies”) of Risk Events. Purchaser shall cooperate with Romeo and any Agency in any response to any Risk Event. Purchaser shall promptly provide Romeo notice and copies of any communications received by Purchaser or any Affiliate thereof from any Agency. Except for Risk Events or other issues caused by or attributable to any Purchaser Authorized Product or the use thereof or Purchaser’s breach of this Agreement, negligence or misconduct, Romeo shall be responsible for all costs, expenses, fees, damages, and liability incurred in connection with addressing or resolving any Risk Event. Purchaser shall be responsible for all costs, expenses, fees, damages, and liability incurred by Romeo in connection with addressing or resolving any Risk Event caused by or attributable to any Purchaser Authorized Product or the use thereof or Purchaser’s breach of this Agreement, negligence or misconduct.

12.	Confidentiality.

(a)	Definitions.

(i)	“Confidential Information” means the trade secret or other confidential information of a Party that is or has been disclosed to the other Party, orally or in writing, including, without limitation, any such information of which the Party receiving the disclosure may obtain knowledge through or as a result of the relationship with the disclosing Party, access to the disclosing Party’s premises, or communication with the disclosing Party’s employees or independent contractors, including any such information that is designated as confidential at the time of disclosure or that should, under the circumstances, be understood to be confidential by the Parties.

(ii)	For all purposes of this Agreement, (i) Romeo will be referred to as “Discloser” with respect to its Confidential Information and “Recipient” with respect to Confidential Information of Purchaser, and (ii) Purchaser will be referred to as “Discloser” with respect to its Confidential Information and “Recipient” with respect to Confidential Information of Romeo.

(iii)	Notwithstanding any other provision hereof, Confidential Information shall not include information that Recipient shows (i) is now or later becomes generally known to the trade (other than as a result of a breach of this Agreement), (ii) is independently developed by Recipient without reference to any information supplied by Discloser; or (iii) Recipient lawfully obtains from any third party without restriction on use or disclosure.

(b)	No Unauthorized Use or Disclosure. Recipient agrees not to use any of the Confidential Information of Discloser for any purpose at any time, other than for the purpose of exercising its rights and performing its obligations under this Agreement (the “Purpose”). Recipient shall at all times hold in confidence and not disclose or reveal to any Person any such Confidential Information without the clear and express prior written consent of a duly authorized representative of Discloser. Recipient shall at all times protect the confidentiality of such Confidential Information using at least such care as Recipient uses to protect its own confidential and proprietary information of like importance, but in no event less care than a prudent business person would employ under similar circumstances. Notwithstanding the foregoing, Recipient may disclose Confidential Information to the extent reasonably required in connection with the Purpose, provided that any such disclosure is made (i) solely with and subject to Discloser’s prior written consent, not to be unreasonably withheld, delayed or conditioned, and (ii) subject to written obligations of confidentiality that are at least as protective of the Confidential Agreement as this Agreement.

(c)	Subpoena. If Recipient is served with a subpoena or similar order, interrogatories, requests for information or documents, civil investigative demand or other order or process which seeks to compel the production of Confidential Information, Recipient shall, to the extent permitted under applicable law, promptly notify Discloser in writing thereof. The Parties shall then cooperate with one another for the purpose of obtaining such relief as will protect the Confidential Information. Should either Party file any timely motion for a protective order or similar motion with respect to the Confidential Information, Recipient shall not comply with such subpoena or similar order, interrogatories, requests for information or documents, civil investigative demand or other order or process until after such time as the court rules on such motion. Recipient shall protect the Confidential Information to the maximum extent possible consistent with such ruling.

(d)	For avoidance of doubt, this Section 12 supersedes any confidentiality agreement between the Parties entered into before the date hereof solely with respect to the Parties’ respective obligations regarding Confidential Information that is used to exercise rights or perform obligations under this Agreement. This Agreement shall not be deemed to supersede any pre-existing obligations with respect to any other information.

13.	Limitation of Liability.

(a)	Except as otherwise provided herein, neither Party nor its Affiliates, licensors, suppliers or service providers nor any of their respective officers, directors, owners, employees, agents, suppliers or representatives will be liable for any special, incidental, consequential or exemplary damages, including, but not limited to, damages for loss of use or lost profits, arising out of or in connection with (i) the Products or their use, (ii) any maintenance, support or other services that relate in any way to the Products or their use, or (iii) this Agreement, even if such Party has been advised of the possibility of such damages.

(b)	Except as otherwise provided herein, in no event will the aggregate liability of either Party for any claims relating to the Product or its use, to any maintenance, support or other services that relate in any way to the Products or their use, or to this Agreement, whether sounding in contract, tort or any other theory of liability, exceed, in the aggregate for all claims, the aggregate payments that Romeo receives from Purchaser under this Agreement.

14.	Insurance.

(a)	Each Party shall, by the end of the Functional and Safety Testing segment of the Test Campaign per Exhibit A (which shall be no later than November 20, 2020), obtain and maintain, throughout the Term, Commercial General Liability insurance satisfactory to each Party using the Insurance Service Office (ISO) policy form CG 00 01 04 13 or such form as provides equivalent coverage. Such policy shall have minimum limits of $1,000,000 per occurrence, $2,000,000 products/completed operations aggregate and $2,000,000 aggregate including Broad Form Property Damage, Premises and Operations coverage, Products and Completed Operations coverage, advertising injury, Personal Injury coverage, and Blanket Contractual Liability coverage.

(b)	The Commercial General Liability Policy shall be further endorsed to provide, to the fullest extent permitted by law:

o	additional insured coverage to the other Party;

o	that coverage available to the additional insureds shall apply on a primary and non-contributing basis as respects any other insurance, deductibles, or self-insurance available to the additional insureds;

o	a waiver of subrogation in favor of the other Party; and

o	that defense costs shall be in addition to and not erode the limits of liability.

(c)	Each Party shall obtain and maintain, throughout the Term, Commercial Automobile Liability covering all owned, non-owned, and hired vehicles - $1,000,000 combined single limit of liability for bodily injury or death and property damage, including loss of use thereof. Such policy or policies of automobile liability insurance shall be written on an "occurrence" (as opposed to a "claims made") basis. The Commercial Auto Liability Policy shall be further endorsed to:

o	include the other Party as additional insured on a primary and non-contributing basis; and

o	include a waiver of subrogation in favor of the other Party.

(d)	Each Party shall obtain and maintain, throughout the Term, Workers' Compensation and Employers Liability complying with the applicable statutory requirements and Employers Liability insurance with limits of $1,000,000 bodily injury by accident (each accident); $1,000,000 bodily injury by disease (policy limit); and $1,000,000 bodily injury by disease (each employee). Policy shall include a waiver of subrogation in favor of the other Party.

(e)	Each Party shall obtain and maintain, throughout the Term, Umbrella/Excess Liability in excess of and follow form to the General Liability, Auto Liability and Employers Liability policies required here within in an amount not less than $5,000,000 each occurrence and in the aggregate.

(f)	All insurance required by this Section 14 shall be in such form and with such companies as shall be reasonably satisfactory to the other Party, provided that such company shall have a minimum A.M. Best rating of A- Class IX. All insurance required under Section 14 shall name the other Party as an additional insured. Policies of insurance (to the extent applicable) shall (i) provide that the insurance company will have no right of subrogation against the other Party or any of their respective affiliated or subsidiary companies or the agents or employees thereof and (ii) provide that the proceeds thereof in the event of loss or damage shall, to the extent payable to the other Party, be payable notwithstanding any act of negligence or breach of warranty by the other Party which might otherwise result in the forfeiture or nonpayment of such insurance proceeds. All coverage limits and deductible amounts set forth in this Agreement shall be reviewed by the parties from time to time for the purpose of determining the coverage limits and deductible amounts then appropriate for industries similar in type and for the nature of the business being conducted. The parties shall cooperate reasonably to arrive at an agreement on such matters.

(g)	For the purpose of ensuring compliance with the provisions of this Section 14, Each Party shall furnish to the other Party certificates of all insurance and renewals as required to be maintained pursuant to this Section 14 including all endorsements. All such certificates shall specify that the policies to which they relate cannot be canceled, modified or non-renewed on less than thirty (30) days prior written notice to the other Party or ten (10) days for non-payment and at least ten (10) days prior to their respective expiration dates.

(h)	Neither Party in any way represents, warrants or advises that the insurance or the limits of insurance specified herein are sufficient or adequate to protect the other Party’s interests or cover all of the other Party’s liabilities.

15.	Force Majeure.

(a)	No Party shall be liable hereunder for any failure or delay in the performance of its obligations hereunder to the extent resulting from any acts of God, fire, pandemic, epidemic, explosion, accident, strike, lock-out, civil disorder, terrorist attacks, civil or military authority or any other event or cause beyond such Party’s reasonable control (each an "Event"). To the extent reasonably practicable, each Party shall promptly give notice to the other Party of the occurrence of any Event and shall describe such Event in reasonable detail, including, to the extent possible, the expected duration of the Event and its anticipated impact on such Party’s performance of its obligations under this Agreement.

(b)	Each Party acknowledges that, in entering into this Agreement, it has taken into consideration the current and anticipated future effect of the COVID-19 pandemic (the “Pandemic”) on its business. In particular, Romeo has taken the Pandemic into account in connection with production planning for purposes of meeting Purchaser’s demand for Products hereunder, and Purchaser has taken the Pandemic into account in its sales forecasts to manage its risk associated with the provisions of this Agreement relating to the Minimum Volume Commitment (the “Minimum Commitment Provisions”). If the direct negative effects of the Pandemic on the business of either Party eventually become greater than such Party reasonably anticipated on the date hereof, such Party may so notify the other Party in writing. Upon such notice, the Parties shall confer and endeavor in good faith to mutually agree on any amendments to the Minimum Commitment Provisions that are reasonably necessary and equitable in light of such unanticipated negative effects.

16.	Miscellaneous.

(a)	Agreement. This Agreement constitutes the entire agreement between Romeo and Purchaser with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications relating to such subject matter. There being no expectations to the contrary between the Parties, no usage of trade or other regular practice or method of dealing between the Parties shall be used to modify, interpret, supplement or alter in any manner any express terms of this Agreement. Except as otherwise provided herein, this Agreement shall not be amended except by a writing executed by both Parties. No waiver of any provision of this Agreement or any rights or obligations of either Party hereunder shall be effective, except pursuant to a written instrument signed by the Party or Parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing. A Party shall not assign or otherwise transfer this Agreement or any rights hereunder, and any purported assignment or other transfer without the other Party’s prior written consent (which shall not be unreasonably withheld) shall be null and void ab initio and of no force or effect.

(b)	Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the state of California applicable to contracts entered into and fully performed in California by residents thereof. Application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed. Any action or proceeding brought by either Party against the other arising out of or in connection with this Agreement or the breach or alleged breach hereof, the Product, or the use or commercialization of any Product shall be brought only in a state or federal court located in the state of California, county of Los Angeles, and Purchaser hereby irrevocably submits and consents to the personal jurisdiction of and to venue in such courts for purposes of any such action or proceeding. Notwithstanding the foregoing, Romeo or any Affiliate thereof may bring any claim or action of any type to enforce, or otherwise address any infringement, misappropriation, misuse or other violation of, any patent, trade secret or other intellectual property right owned or controlled by Romeo or any Affiliate thereof in any court, agency or tribunal, anywhere in the world.

(c)	Severability. If all or part of any provision of this Agreement shall be deemed invalid or unenforceable under applicable law, such provision, or the invalid or unenforceable part thereof, shall be deemed stricken from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(d)	No Joint Venture; No Third-Party Beneficiary. Nothing contained herein shall be deemed to create a joint venture or partnership or agency relationship between Romeo and Purchaser. Neither Party shall assume or create or have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. Nothing in this Agreement shall be deemed to confer upon any Person other than the Parties and their respective assigns or other successors in interest a right of action either under this Agreement or in any manner whatsoever.

(e)	Press Releases; Confidentiality of Terms. If either Party wishes to issue a press release or otherwise publicly announce this Agreement, it shall first obtain the other Party’s written consent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party shall hold in confidence and shall not disclose the terms of this Agreement, except that disclosure by a Party shall be permitted to its employees, lawyers, accountants and other advisors who reasonably require access to such terms and to actual or potential regulators, licensees, licensors, acquirors or other Persons with a reasonable interest in the disclosing Party's business arrangements, provided that any Person acquiring knowledge of such terms shall first agree in writing to maintain the confidentiality of such terms and to use his or her knowledge of such terms only for the purposes for which such terms are disclosed hereunder. In any event, Purchaser shall be entitled to publicly disclose that Romeo is its supplier of the Products.

(f)	Failure of Essential Purpose. The Parties acknowledge and agree that the provisions hereof that limit liability, disclaim warranties, or exclude consequential damages or other damages or remedies are essential terms of this Agreement that are fundamental to the parties’ understanding regarding allocation of risk. Accordingly, such provisions shall be severable and independent of any other provisions and shall be enforced as such, regardless of any breach or other occurrence hereunder. Without limiting the generality of the foregoing, Purchaser agrees that all limitations of liability, disclaimers of warranties, and exclusions of consequential damages or other damages or remedies shall remain fully valid, effective and enforceable in accordance with their respective terms, even under circumstances that cause any exclusive remedy under this Agreement to fail of its essential purpose.

(g)	Notices. Any notice or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by certified mail, return receipt requested, or (iii) delivered by nationally recognized overnight courier, addressed as follows:

a.	If to Phoenix, to:

401 S. Doubleday Ave, Ontario, CA 91761

Attn: Gillray M. Cadet, CFO & Interim CEO (gillrayc@phoenixmotorcars.com) & Tarek Helou, COO (tarekh@phoenixmotorcars.com)

b.	If to Romeo, to:

4380 Ayers Ave, Vernon, CA 90058

Attn: Lauren Webb, Chief Finance Officer (lauren@romeopower.com) and Lionel Selwood Jr., President (lionel@romeopower.com)

Any such communication shall be deemed to be delivered, given and received for all purposes hereof (i) on the date of receipt if delivered personally by courier, (ii) five (5) days after posting if transmitted by certified mail, return receipt requested, or (iii) the day following deposit with a nationally recognized express overnight delivery service such as FedEx.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties hereby enter into this Agreement as of the date hereof:

PURCHASER		ROMEO

By:	/s/ Gillray Cadet	By:	/s/ Lauren Webb

Title:	CFO & Interim CEO	Title:	CFO

Print Name:	Gillray Cadet	Print Name:	Lauren Webb

Exhibit A

Test Campaign

Romeo will conduct a Test Campaign, for the tests as described below, to validate road-readiness of Product Units.

The tests, which will be conducted in parallel (see Exhibit F), will include but may not be limited to:

Functional & Safety Testing* (which shall be no later than November 20, 2020)	~ 28 business days
Altitude Simulation Test
Thermal Test
Vibration Test
Shock Test
External Short Circuit Test
Impact Test
Overcharge Test
*Following UN38.3 Standards

Performance & Reliability (Engineering Verification Testing (EVT))**	~ 80 business days
Overcharge Test
Short Circuit Test
Overcharge Protection Test
Temperature Test
Imbalanced Charging Test
Dielectric Withstand Test
Isolation Resistance Test
Continuity Test
Failure Test
Rotation Test
Vibration Endurance Test
Shock Test
Drop Test
Crush Test
Thermal Cycling Test
Salt Spray Test
Immersion Test
External Fire Test
Internal Fire Test
**Following UL2580 Standards

Exhibit B

Prices, Minimum Commitments, Lead Time

Product Unit

Romeo Power 31.36 kWh Orion v1 Liquid Cooled Pack containing three (3) 32S18P Hermes Modules in a 3S1P configuration. The pack includes a Battery Management System (BMS) with Vehicle CAN Interface using J1939-71 protocols.

Lead Time

Lead Time, as specified in Section 1(d) of this agreement, is 16 weeks from PO submission. However, a Lead Time exception has been made for the two (2) Prototype Units which will be delivered on September 28, 2020 and the first PO for the Minimum Volume Commitment for 2020 (see below table) which will have a Lead Time according to Exhibit F. For the avoidance of doubt, Romeo has accepted the PO for the two (2) Prototype Units and the first PO for the Minimum Volume Commitment for 2020.

Prototype Unit Price

Romeo Power Prototype Pack (up to 5 Prototype Units): $950/kWh ($29,640/pack)

Product Unit Price and Minimum Volume Commitment

Year	Price	Minimum Volume Commitment
2020	$479/kWh ($14,950/Product Unit)	35 Safety Tested Battery Units
2021	$368/kWh ($11,482/Product Unit)	800 Safety Tested Battery and/or Product Units
2022	$351/kWh ($10,951/Product Unit)	1,600 Product Units

Price Ceiling Clause

Prices communicated are ceilings or maximums. If Romeo is unable to deliver the Safety Tested Battery Units for the 2020 Minimum Volume Commitment within the timeframe identified in the Project Plan in Exhibit F, then the Price shall be reduced to the 2021 price of $368/kWh. If Romeo is unable to deliver the Safety Tested Battery Units and/or Product Units for the 2021 Minimum Volume Commitment, then the Minimum Volume Commitment for 2021 shall be reduced by 1/50 for each week of delay. The maximum prices for 2021 and 2022 are $368/kWh and $351/kWh respectively once the Minimum Committed Volume, specified above in this Exhibit B, is met. Romeo will partner with Purchaser in good faith to achieve lower prices for Product Units utilizing activities including Joint Open Book Cost Exercises, which will take place during an agreed on Periodic Cost Review time interval as defined on Section 4(b) of this agreement.

Tiered Pricing Table

If, during any calendar year of the Initial Term, the number of Product Units purchased hereunder exceeds the applicable Minimum Volume Commitment, then the price of Product Units purchased during such calendar year after Purchaser purchases the Minimum Volume Commitment for such year shall be determined based on the tiered pricing table set forth below. For example, if Purchaser purchases 1,300 Product Units in 2021, then Purchaser shall pay $368/kWh for each of the first 800 Product Units, $364/kWh for each of the next 200 Product Units, $361/kWh for the each of the next 200 Product Units after that, and $357/kWh for each of the final 100 Product Units purchased in that year. Accordingly, the total purchase price paid for Products purchased in 2021 in this example would be (800 x $11,482) + (200 * $11,367) + (200*11,252) + (100*$11,139) = $14,823,300.

Pack Volume	Price per Pack (USD)	Price per kWh (USD)
800	$11,482	$368
1,000	$11,367	$364
1,200	$11,252	$361
1,400	$11,139	$357
1,600	$11,014	$353
2,000	$10,822	$347
2,500	$10,660	$342
4,000	$9,763	$313

Exhibit C

Purchaser Authorized Products

1.	Purchaser electric drivetrain

2.	Class 4 Vehicles:

a.	Ford E-Series chassis

3.	Class 5 & 6 Vehicles:

a.	Ford F-Series chassis

Exhibit D

Product Warranty

1.	WARRANTY

Subject to Section 2 of this Limited Product Warranty (this “Warranty”), Romeo warrants to Purchaser that each Product Unit and each Safety Tested Battery Unit that has completed the Functional and Safety Testing segment of the Test Campaign per Exhibit A (which shall be no later than November 20, 2020) shall be free of defects in design, materials and workmanship during the period (the “Warranty Period”) commencing upon Purchaser’s receipt of the Product Unit and/or Safety Tested Battery Unit and ending upon the earliest to occur of the following: (i) fifty (50) months from the date that Purchaser receives the Product Unit and/or Safety Tested Battery Unit, and (ii) the occurrence of two thousand (2,000) cycles; provided, however, that if the Product Unit and/or Safety Tested Battery Unit fails to record the number of Cycles or if the Cycle count record shall become corrupted or unreadable, the Warranty Period shall end on the fiftieth (50th) month from the date that Purchaser receives the Product Unit and/or Safety Tested Battery Unit. For the avoidance of doubt, Romeo defines a cycle as a full charge event followed by a drive event that consumes at least 50% of the Product Unit’s and/or Safety Tested Battery Unit’s usable energy capacity. Additionally, notwithstanding the foregoing, no warranties are provided for Safety Tested Battery Units that have not completed the Functional and Safety Testing segment of the Test Campaign per Exhibit A (which shall be no later than November 20, 2020).

2.	CONDITIONS

Notwithstanding any other provision hereof, this Warranty shall be void and of no force or effect if:

•	the Product is altered or repaired by any person other than Romeo or Romeo’s authorized service representative;

•	neither Purchaser nor any person that subsequently obtains the Product shall fail in any respect to (i) install, operate, maintain, store and transport the Product in accordance with any guidelines or instructions provided by Romeo or (ii) comply with Section 4 of this Warranty;

•

•	the Product is at any time exposed to operating temperatures above 60°C or below -20°C.

•	the Product is at any time exposed to charging temperatures above 50°C or below 0°C.

Further, Romeo shall have no liability or obligation under this Warranty, and no Product shall be deemed to violate this Warranty, as a result of any failure, condition or problem attributable to:

•	accident;

•	fire;

•	immersion in liquid;

•	natural disasters, war, riot, terrorism, or other events or occurrences that are beyond Romeo’s reasonable control; or

•	electrical overloading or external electrical shorts, power failure surges, inrush current or lightning.

Notwithstanding any other provision hereof, Romeo provides no warranty whatsoever with respect to (i) any prototypes provided hereunder or (ii) any Products that are not satisfactory as determined by the Test Campaign (i.e., any Products that may not be sold by Purchaser as provided in Section 2(b)).

3.	SERVICE LEVEL AGREEMENT

A Service Level Agreement has been released under Document Reference Number 20004.199.00. The Service Level Agreement shall be reviewed jointly by both Parties, at minimum once per calendar Year.

4.	POTENTIAL WARRANTY EXTENSION

The Parties shall discuss and in good faith consider whether this Agreement should be amended to extend the Warranty Period as of the first (1st) anniversary of the first production use of any Product purchased hereunder by Purchaser, based on the parties analysis of relevant data supplied to Romeo by Purchaser, including, without limitation, the following recorded BMS variables, such as:

•	Timestamp

•	Pack Voltage

•	Pack Current

•	Module Block Voltage

•	Fault Monitoring Signals

•	Advertised SOC

•	Energy Throughput

•	Cycle Counter

•	Module Temperatures

•	Module Block Voltage Deltas

•	Vehicle Mileage

5.	CLAIM PROCESS AND EXCLUSIVE REMEDY

Purchaser shall promptly notify Romeo of any violation of this Warranty by telephone or email or physical letter as follows:

Email:	warrantyclaims@romeopower.com
Phone:	323-675-2180
Address:	Romeo Power Technology 4380 Ayers Ave Vernon, CA 90058

Such notice shall (i) describe the warranty violation in detail and (ii) specify the date that the Product was first shipped by Romeo, the date that the Product was first used and the serial number of the Product. If Romeo requests, Purchaser shall confer (or shall cause the then-current owner of the Product to confer) with a Romeo engineer or technician for the purpose of providing any requested information and endeavoring to resolve the warranty claim expeditiously. If requested by Romeo, Purchaser shall allow (or shall cause the then-current owner of the Product to allow) an authorized Romeo engineer or technician to inspect the Product at Purchaser’s (or such then-current owner’s) facility or will ship (or cause the then-current owner to ship) the Product to Romeo, FOB destination, to the address provided above or other address specified by Romeo.

If Romeo accepts the warranty claim, it will promptly make commercially reasonable efforts to repair or replace the Product and, if the Product is at Romeo’s facility, will ship the repaired or replaced Product to Purchaser FOB Purchaser’s address (or, if Purchaser requests, to the then-current owner of the Product FOB such current owner’s address). The repaired Product or replacement Product (as the case may be) will continue to be covered by this Warranty for the remainder of the original Warranty Period. (Accordingly, for purposes of determining the Warranty Period for a repaired or replacement Product, the ship date and first use date, respectively, of the repaired or replacement Product shall be deemed to be the same as the ship date and first use date of the original Product, and the Ah-throughput of the repaired or replacement Product as of the time that it is shipped or otherwise provided by Romeo shall be deemed to be the same as the Ah-throughput of the Product at the time of the applicable warranty claim.) Any Product or any components thereof that are replaced shall become the property of Romeo. The decision whether to repair a defective Product or replace it shall be made by Romeo in the exercise of its sole discretion. If the defective Product is replaced and the original Product is at Purchaser’s (or the then-current owner’s) facility, Purchaser will either ship the original Product back to Romeo or dispose of the original Product, in each case as Romeo instructs and at Romeo’s sole expense.

If Romeo rejects the warranty claim, it shall promptly so notify Purchaser in writing, which notice explains why Romeo rejected such claim. If the Product is at Romeo’s facility, Romeo will either ship the Product back to Purchaser (or, if Purchaser requests, to the then-current owner) or dispose of the Product, in each case as the Purchaser instructs and at Purchaser’s sole expense.

This Section 5 of this Warranty sets forth Romeo’s only obligation and liability and Purchaser’s sole and exclusive remedy for any breach of this Warranty.

Exhibit E

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Exhibit F

Phoenix Motorcars – Project Plan

ID	Task Name	Duration	Start	Finish
1	i	128 days	Mon 3/2/20	Fri 8/28/20
2	Contracts	128 days	Mon 3/2/20	Fri 8/28/20
3	Proposal (LOI) Review	62 days	Mon 3/2/20	Wed 5/27/20
4	Proposal (LOI) Execution	0 days	Wed 5/27/20	Wed 5/27/20
5	Contract (MSA + SLA) Review	28 days	Thu 5/28/20	Tue 7/7/20
6	Contract (MSA + SLA) Execution	38 days	Wed 7/8/20	Fri 8/28/20
7	A-Sample Prototype & Testing	162 days	Thu 6/18/20	Mon 2/8/21
8	Prototype Purchase Orders	0 days	Thu 6/18/20	Thu 6/18/20
9	Issue Prototype PO	0 days	Thu 6/18/20	Thu 6/18/20
10	Design Release	4 days	Thu 6/18/20	Tue 6/23/20
11	Engineering Design Release	4 days	Thu 6/18/20	Tue 6/23/20
12	Prototype Packs Procurement	63 days	Wed 6/24/20	Tue 9/22/20
13	Pack Parts Procurement	58 days	Wed 6/24/20	Tue 9/15/20
14	Module Parts Procurement	63 days	Wed 6/24/20	Tue 9/22/20
15	Prototype Pack Builds	25 days	Wed 9/23/20	Tue 10/27/20
16	Build Week 1 (Packs 1, 2)	4 days	Wed 9/23/20	Mon 9/28/20
17	Build Week 2 (Packs 3, 4, 5)	5 days	Wed 10/7/20	Tue 10/13/20
18	Build Week 3 (Packs 6, 7, 8, 9)	5 days	Wed 10/14/20	Tue 10/20/20
19	Build Week 4 (Packs 10, 11)	5 days	Wed 10/21/20	Tue 10/27/20
20	Test Campaign	80 days	Wed 10/14/20	Mon 2/8/21
21	Performance & Reliability (EVT)	80 days	Wed 10/14/20	Mon 2/8/21
22	Functional & Safety (UN38.3)	28 days	Wed 10/14/20	Fri 11/20/20
23	A-Sample Production	81 days	Fri 8/28/20	Wed 12/23/20
24	Production Purchase Orders	1 day	Fri 8/28/20	Fri 8/28/20
25	Issue Production PO	1 day	Fri 8/28/20	Fri 8/28/20
26	Production Packs Procurement	60 days	Mon 8/31/20	Mon 11/23/20
27	Pack Parts Procurement	60 days	Mon 8/31/20	Mon 11/23/20
28	Module Parts Procurement	60 days	Mon 8/31/20	Mon 11/23/20
29	Production Pack Builds	20 days	Tue 11/24/20	Wed 12/23/20
30	Week 1 (10 packs)	5 days	Tue 11/24/20	Wed 12/2/20
31	Week 2 (10 packs)	5 days	Thu 12/3/20	Wed 12/9/20
32	Week 3 (10 packs)	5 days	Thu 12/10/20	Wed 12/16/20
33	Week 4 ( 5 packs)	5 days	Thu 12/17/20	Wed 12/23/20